Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 15, 2016, with respect to the consolidated financial statements of Sunoco LP as of December 31, 2015, and for the year then ended, included in this Current Report of Sunoco LP on Form 8-K. We consent to the incorporation by reference of said report in the Registration Statements of Sunoco LP on Forms S-3 (File No. 333‑210494, File No. 333‑203965, and File No. 333‑192335) and on Form S-8 (File No. 333‑184035).

/s/ GRANT THORNTON LLP

Dallas, Texas

July 15, 2016